Putnam RetirementReady 2015 Fund
7/31/09 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	1,589
Class B	10
Class C 6

72DD2 (000s omitted)
Class M	5
Class R	13
Class Y	742

73A1
Class A	0.4967
Class B	0.3347
Class C	0.3797

73A2
Class M	0.3613
Class R	0.4880
Class Y	0.5433

73A1 and 73A2 have been restated to reflect a 3 for 1 share split which occurred on May 15, 2009.

74U1 (000s omitted)
Class A	3,075
Class B	37
Class C	18

74U2 (000s omitted)
Class M	17
Class R	57
Class Y	401

74V1
Class A	15.25
Class B	14.88
Class C	14.88

74V2
Class M	15.02
Class R	14.88
Class Y	15.31

Additional Information About Minimum Required Investment
Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.